Exhibit (a)(2)

Report of Independent Registered Public Accounting Firm on Schedules

The Board of Directors

Modern Woodmen of America

We have audited the statutory-basis balance sheets of Modern Woodmen of America (the Society) as of December 31, 2008 and 2007, and the related statutory-basis statements of operations, surplus, and cash flow for each of the three years in the period ended December 31, 2008, and have issued our report thereon dated April 24, 2009 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedules, listed in the Exhibit Index of this Registration Statement. These schedules are the responsibility of the Society’s management. Our responsibility is to express an opinion based on our audits.

In our opinion, the financial statements referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

Des Moines, Iowa

April 24, 2009

Schedule I – Summary of Investments

Other Than Investments in Related Parties

As of December 31, 2008

Type of Investment	Cost	Fair Value	Amount at Which Shown in the Statement of Financial Position
	(In Thousands)
Bonds:
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$1,611,771	$1,658,214	$1,611,771
States, municipalities, and political subdivisions	117,503	119,327	117,503
Foreign governments	890	952	890
Public utilities	1,613,086	1,542,892	1,613,086
All other corporate bonds	3,264,712	2,924,827	3,264,712
Mortgage and asset-backed securities	339,077	282,513	339,077

Total bonds	6,947,039	6,528,725	6,947,039
Equity securities:
Common stocks:
Public utilities	11,852	33,381	33,381
Banks, trust, and insurance companies	30,592	29,574	29,574
Industrial, miscellaneous, and all other	203,879	268,259	268,259
Mutual funds	23,127	12,134	12,134
Nonredeemable preferred stock	42,041	34,700	40,989

Total equity securities	311,491	378,048	384,337
Mortgage loans	587,351		587,351
Real estate	37,934		37,934
Certificateholders’ loans	193,941		193,941
Other invested assets	84,713		84,713

Total investments	$8,162,469		$8,235,315

See accompanying report of independent registered public accounting firm.

Schedule III – Supplementary Insurance Information

As of December 31, 2008, 2007, and 2006, and for each of the Years then Ended

	Future Policy Benefits and Claims	Contractholder and Other Certificateholder Funds
	(In Thousands)
2008
Life and health insurance	$7,169,224	$30,389

2007
Life and health insurance	6,728,117	29,846

2006
Life and health insurance	6,491,459	29,755

See accompanying report of independent registered public accounting firm.

Schedule III – Supplementary Insurance Information (continued)

As of December 31, 2008, 2007, and 2006, and for each of the Years then Ended

	Premiums and Other Considerations	Net Investments Income (1)	Benefits Claims, and Settlement Expenses (Restated)	Other Operating Expenses (1)
	(In Thousands)
2008
Life and health insurance	$771,399	$458,928	$1,002,098	$157,591

2007
Life and health insurance	596,545	434,958	795,257	180,219

2006
Life and health insurance	619,896	420,923	810,139	179,346

(1)	Allocations of net investment income and certain operating expenses are based on a number of assumptions and estimates, and reported operating results would change if different methods were applied.

See accompanying report of independent registered public accounting firm.

Schedule IV – Reinsurance

As of December 31, 2008, 2007, and 2006, and for each of the Years then Ended

	Gross Amount	Ceded to Other Companies	Net Amount
	(In Thousands)
2008
Life insurance in force	$33,540,038	$7,679,603	$25,860,435

Premiums:
Life insurance	$793,436	$(26,904)	$766,532
Supplemental contracts involving life contingencies	4,727	—	4,727
Supplemental contracts not involving life contingencies	—	—	—
Accident and health insurance	146	(6)	140

Total	$798,309	$(26,910)	$771,399

2007
Life insurance in force	$33,080,688	$6,949,520	$26,131,168

Premiums:
Life insurance	$628,505	$(38,052)	$590,453
Supplemental contracts involving life contingencies	5,933	—	5,933
Supplemental contracts not involving life contingencies	—	—	—
Accident and health insurance	165	(6)	159

Total	$634,603	$(38,058)	$596,545

2006
Life insurance in force	$32,212,593	$6,272,585	$25,940,008

Premiums:
Life insurance	$641,341	$(26,667)	$614,674
Supplemental contracts involving life contingencies	5,041	—	5,041
Supplemental contracts not involving life contingencies	—	—	—
Accident and health insurance	188	(7)	181

Total	$646,570	$(26,674)	$619,896

See accompanying report of independent registered public accounting firm.